Fairchild Semiconductor Closes on $150 Million Incremental Term Loan

San Jose, California - May 19, 2008 - Fairchild Semiconductor (NYSE:FCS) announces that it has successfully raised an additional $150 million under its existing senior credit facility. The B-1 incremental term loan has an interest rate of Libor + 2.50 percent and was offered at 100 basis points in up-front fees with Banc of America Securities LLC and J.P. Morgan Securities, Inc. as lead arrangers, and Deutsche Bank Trust Company Americas as administrative agent. All other terms and conditions including maturity date, amortization and financial covenants follow the existing senior credit facility.

In conjunction with the close of the incremental term loan, the company has initiated the call of its $200 million of five percent convertible senior notes due November 1, 2008. The redemption amount will be paid from the B-1 incremental term loan proceeds and on-hand cash. At the current interest rates, this transaction is approximately EPS neutral.

"We received a very favorable response from the credit markets with commitments from lenders far in excess of our target proceeds," said Mark Frey, Fairchild's executive vice president and CFO. "We have also had our credit rating upgraded by S&P, to BB from BB-. We are pleased that the credit markets recognized the significant progress we have made improving our management of the semiconductor business cycle while maintaining consistent profitability and positive cash flow."

The expected completion date of the call on the five percent convertible senior notes is June 10, 2008.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE:FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

To learn more contact:

Fairchild Semiconductor:
Patti Olson
Corporate Communications
(800) 341-0392 X 8728
Email: patti.olson@fairchildsemi.com

Investor Relations:
Dan Janson
1-(207)-775-8660
investor@fairchildsemi.com

Agency Contact:
Topaz Partners
Paul R. Hughes
18 Commerce Way, Suite 700
Woburn, MA 01801
1-(781)-404-2416
Email: phughes@topazpartners.com